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                                                                    EXHIBIT 99.1
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                      PRESS RELEASE, DATED JULY 17, 1998




REPUBLIC GROUP INCORPORATED                      P.O. Box 1307
                                                 Hutchinson, Kansas  67504
                                                 Telephone:  (316) 727-2700
                                                 Fax (316) 727-2727

                                      Contact:   Janey Rife - (316) 727-2711
                                                 Doyle Ramsey - (316) 727-2709
                                                 http://www.republic-group.com

NEWS RELEASE

REPUBLIC GROUP INCORPORATED ANNOUNCES
NEW BANK CREDIT FACILITY

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FOR IMMEDIATE RELEASE
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     Hutchinson, Kan., July 17 --Republic Group Incorporated (NYSE:RGC)
announced that a new bank credit facility of up to $85,000,000 in aggregate principal amount was entered into by Republic with a bank syndicate. Borrowings under the new credit facility, along with the proceeds of a previously announced private transaction of $100,000,000 principal amount of 9.50% Senior Subordinated Notes due 2008, will be used to finance, and to repay indebtedness used to finance, the construction of a recycled paperboard mill in Lawton, Oklahoma. The new credit facility will also be available for general corporate purposes including working capital.

     Upon the earlier of the start-up of the Lawton Mill or the second anniversary of the new credit facility, the new credit facility will convert into a term loan in a principal amount of up to $50,000,000 and a revolving credit facility with a $35,000,000 maximum principal amount. The principal of the term loan will amortize over four years with 10% due during the first year, 20% during the second year, 30% during the third year and 40% during the fourth year. The revolving credit facility will mature in four years.

     The interest rates under the new credit facility will be equal to variable spreads over a base rate or over LIBOR, as applicable. The spreads vary based on a financial ratio. The borrowings under the new credit facility will be secured by a mortgage on the Lawton Mill and security interests in substantially all personal property of Republic and its subsidiaries. The new credit facility will impose certain financial and other covenants on Republic.

     Republic Group Incorporated and its wholly-owned operating subsidiaries-- Republic Paperboard Company, Halltown Paperboard Company, Republic Recycling Company, and Republic Gypsum Company--are manufacturers of 100% recycled paperboard, recovered paper fiber and gypsum wallboard, servicing markets nationwide. Republic's common stock is traded on the New York Stock Exchange under the symbol "RGC".